EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF CENTERPOINT ENERGY, INC.
The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b) (21) of Regulation S-K:
Utility Holding, LLC, a Texas limited liability company and a direct wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Investment Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Gas Transmission Company, a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
CenterPoint Energy Field Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.
(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2006.